Exhibit 10.1
December 19, 2005
Linda A. Martin
c/o Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Re:	Second Amendment to Amended and Restated Employment Agreement
Dear Linda:
This Letter Agreement confirms the understanding reached between you and Dex Media, Inc., a Delaware corporation (together with any successor thereto, the “Company”), regarding the terms of your continued employment with the Company. This Letter Agreement constitutes an amendment to that certain Amended and Restated Employment Agreement, dated as of July 15, 2004 (the “Employment Agreement”), as amended by that certain letter agreement between you and the Company, dated October 2, 2005 (the “First Letter Amendment”). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement or the First Letter Amendment, as applicable.
1.	Position. Effective as of January 1, 2006, you will serve in the position of Executive Vice President and Chief Operating Officer of the Company. You acknowledge and agree that upon the occurrence of the Effective Time, you will return to the position of Senior Vice President, Sales and no longer hold the position of Executive Vice President and Chief Operating Officer.

2.	Annual Base Salary. Effective as of January 1, 2006, your Annual Base Salary shall be $300,000 for as long as you hold the position of Executive Vice President and Chief Operating Officer. You acknowledge and agree that upon the occurrence of the Effective Time, your Annual Base Salary shall return to $231,750.

3.	Annual Bonus. Effective as of January 1, 2006, your target annual bonus shall be 75% of your Annual Base Salary for as long as you hold the position of Executive Vice President and Chief Operating Officer. You acknowledge and agree that upon the occurrence of the Effective Time, your target annual bonus shall return to 50% of your Annual Base Salary. To the extent that you hold both positions during any bonus year, your bonus calculation shall be pro-rated based upon the number of days during such year you served as Executive Vice President and Chief Operating Officer and Senior Vice President, Sales, respectively.

4.	Good Reason. Effective as of January 1, 2006, you acknowledge and agree that you will not have Good Reason to terminate your employment upon the occurrence of any of the following: (i) the diminution of your position from Executive Vice President and Chief Operating Officer to Senior Vice President, Sales at the Effective Time, (ii) the diminution of your Annual Base Salary to an amount not less than $231,750 at any time that you are serving as Senior Vice President, Sales or (iii) the diminution of your target bonus to a percentage not less than 50% of your Annual Base Salary at any time you are serving as Senior Vice President, Sales.

5.	Calculation of Payments upon Certain Terminations of Employment. Effective as of January 1, 2006, upon the termination of your employment by the Company without “Cause” (as defined in your Employment Agreement) or by you for “Good Reason” (as defined in the First Letter Amendment and modified by Paragraph 4 above), any payments to which you may be entitled pursuant to Section 6(a) of the First Letter Amendment will be calculated based upon an Annual Base Salary of $231,750 (or such greater amount if your Annual Base Salary is increased while you hold the position of Senior Vice President, Sales) and a target annual bonus of not more than 50% of $231,750 (or such greater amount if your target bonus and Annual Base Salary are increased while you hold the position of Senior Vice President, Sales).

6.	Merit Increases. Effective as of the Effective Time, any increase to your Annual Base Salary and your target annual bonus will be based upon an Annual Base Salary of $231,750 and a target bonus of 50% of Annual Base Salary.

7.	Employment and Option Agreements. You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the Employment Agreement and the First Letter Amendment shall remain in full force and effect.

8.	Further Assurances. You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Letter Agreement.
[signature page follows]

     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,
/s/ SCOTT BONTEMPO
Name:	Scott Bontempo
Title:	Senior Vice President - Human Resources

Agreed and Accepted:
/s/ LINDA A. MARTIN
Linda A. Martin